Exhibit 16.1

November 26, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 26, 2019, of Kite Realty Group Trust and Kite Realty Group, L.P. and are in agreement with the statements contained in the fourth and fifth paragraphs on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP